EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Registration Statement of Old National Bancorp on Form S-4 of our report dated March 19, 2012 on the 2011 consolidated financial statements of Tower Financial Corporation appearing in the December 31, 2012 Form 10-K of Tower Financial Corporation, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

South Bend, Indiana

December 3, 2013